UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 29, 2022

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

9070 S Rita Road, Suite 1500, Tucson, AZ	85747
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company:  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value, $.001	AERG	OTCQB

Item 1.01 – Amendment of a Material Definitive Agreement.

Effective November 29, 2022, Applied Energetics, Inc. and Dr. Gregory J. Quarles amended Dr. Quarles’s Executive Employment Agreement. The amendment provides for an extended term of three years, commencing on the date thereof, and increases Dr. Quarles’s base compensation by $50,000 per year commencing November 1, 2022, increasing his base salary to $400,000 per year.

Acknowledging that Dr. Quarles's options to purchase 2,000,000 shares of the company’s common stock, pursuant to a prior option agreement, have expired unexercised, the amendment also provides for the grant to Dr. Quarles of Restricted Stock Units covering shares in the amount of 1,954,545. The RSUs are pursuant to a separate RSU agreement and are set to vest upon the occurrence of (a) the company receiving cumulative revenues in the amount of $5 million as a direct result of customer leads generated for the Company by Quarles and set forth in an exhibit to his agreement; and (b) the company’s completion of an offering of its common stock in the future, with proceeds specified therein and sufficient to cover any tax withholding requirement from a net exercise.

Item 9.01 Exhibits

4.1	Restricted Stock Unit Agreement, dated as of November 29, 2022, by and between the company and Gregory J. Quarles.
10.1	Third Amendment to Executive Employment Agreement, dated as of November 29, 2022, by and between the company and Gregory J. Quarles.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC.

	By:	/s/ Gregory J. Quarles
Gregory J. Quarles,
President and
Chief Executive Officer

Date: December 5, 2022

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